NEWS

Pimi Agro Announces Start of U.S. Commercial Sales

Kibbutz Alonim, Israel, October 30, 2013 – Pimi Agro CleanTech, Inc. (OTCBB: PIMZ), a developer and marketer of environmentally-friendly, alternative solutions for post-harvest treatment of fruits and vegetables, announced today its first commercial sales of its products - CitruWashTM and FreshProtectTM - with Sun Pacific. Sun Pacific will utilize Pimi’s products in the post-harvest treatment of clementine. CitruWashTM and FreshProtectTM are eco-friendly products effective at reducing micro flora load on the surface of citrus fruits.

This first commercial utilization follows the grant of regulatory approvals both federally and by the California Environmental Protection Agencies and a line of successful trials, which clearly indicated significant advantages of utilizing these products on citrus fruits in comparison with current post harvest treatments and materials.

CitruWashTM (as a cleanser) and FreshProtectTM (as a sanitizer) are comprehensive treatments formulated to clean citrus on packing lines and are intended to replace currently used cleansers and sanitizers which leave heavy chemical residue. Good cleaning practice reduces the surface dirt and soil and by that reduces micro flora load prior to waxing the fruits with fungicides that prevents mold contamination during its storage, transportation and shelf life.

Pimi’s CEO, Ami Sivan, commented, "We are excited about the start of our commercialization, which we hope will propel us into wide commercial opportunities. Pimi’s proprietary and green CleanTech approach was developed to supply consumers with healthy fruits that contain less chemical residue on their surface."

About the Company

Pimi Agro CleanTech was established in 2004 and focuses on developing environmentally friendly solutions for extending storability and shelf life of vegetables and fruits. Pimi’s technology platform is based on a unique formulation of environmentally friendly Stabilized Hydrogen Peroxide (STHP) which decomposes into oxygen and water. As part of a sustainable agriculture platform, STHP products have worldwide patent protection and provide a cost-effective solution for growers and consumers who want to reduce residue chemicals in their fruits and vegetables.

Forward-looking Statement

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," and variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

CONTACT:

Ami Sivan, CEO

Tel +972 52 4475500

Fax +972 4 9834506

Email: ami.sivan@pimiagro.com